Exhibit 99.1

WAYNE LEVIN SIGNS NEW LONG-TERM AGREEMENT AS LIONSGATE’S GENERAL COUNSEL AND CHIEF STRATEGIC OFFICER

SANTA MONICA, CA, and VANCOUVER, BC, (February 13, 2013) – Wayne Levin, a 17-year veteran of Lionsgate (NYSE: LGF) and its predecessor companies, has signed a new long-term agreement to serve as the Company’s General Counsel and Chief Strategic Officer, the Company announced today.

Mr. Levin is the Company’s senior legal and business affairs executive and is a member of Lionsgate’s senior decision-making team. He will continue to report to Lionsgate Chief Executive Officer Jon Feltheimer on corporate management and strategic issues and will work closely with Vice Chairman Michael Burns and Co-Chief Operating Officer Brian Goldsmith on M&A activities and initiatives related to the Company’s capital structure, including significant corporate and project financings. Mr. Levin was one of the architects of Lionsgate’s new, five-year $800 million revolving credit facility.

“Wayne has played a key role in Lionsgate’s evolution into a leading global entertainment company,” said Feltheimer and Burns. “We look forward to his continued counsel and expertise in helping to chart a strategic direction for the Company that maintains our growth trajectory while retaining our focus on delevering our balance sheet.”

Mr. Levin joined Lionsgate when the Company acquired Trimark Holdings in October 2000. He has played an instrumental role in Lionsgate’s growth strategy, overseeing the acquisitions and subsequent integration of Summit Entertainment (2012), TV Guide Network and TVGuide.com (2009), Mandate Pictures (2007), Debmar-Mercury (2006), Redbus Holdings (subsequently renamed Lionsgate U.K.) (2005) and Artisan Entertainment (2003) as well as Lionsgate’s equity investments in Roadside Attractions and Break Media. He also helped structure Lionsgate’s participation in the Epix channel, launched with partners Viacom and MGM in fall 2009, and Celestial Tiger Entertainment, launched in Asia in January 2012 with Saban Capital Group and Astro’s Celestial Pictures.

Prior to joining Lionsgate, Mr. Levin headed up the Business and Legal Affairs department at Trimark Pictures from 1996 through 2000. He worked in private practice for several years before joining Trimark and last year he was named to the Board of Trustees of Southwestern University School of Law, where he has served as an Adjunct Professor of Law since 1994.

ABOUT LIONSGATE
Lionsgate is a leading global entertainment company with a strong and diversified presence in motion picture production and distribution, television programming and syndication, home entertainment, family entertainment, digital distribution, new channel platforms and international distribution and sales.  The Company has built a strong television presence in production of primetime cable and broadcast network series, distribution and syndication of programming and an array of channel assets.  Lionsgate currently has 26 shows on 19 networks spanning its primetime production, distribution and syndication businesses, including such critically-acclaimed hits as the multiple Emmy Award-winning Mad Men, Weeds and Nurse Jackie, the new comedy Anger Management, the network series Nashville, the syndication successes Tyler Perry's House of Payne, its spinoff Meet the Browns, For Better Or Worse, The Wendy Williams Show, Are We There Yet? and the upcoming Orange Is The New Black, an original series for Netflix.

Its feature film business has been fueled by such recent successes as the blockbuster first installment of The Hunger Games franchise, the 13th highest-grossing North American release of all time, The Twilight Saga Breaking Dawn – Part 2, which has grossed more than $800 million at the worldwide box office, Warm Bodies, Texas Chainsaw 3D, The Expendables 2, The Possession, Sinister, The Cabin in the Woods, Tyler Perry's Madea's Witness Protection and Arbitrage.  With the January 2012 acquisition of Summit Entertainment, the Company has now added the blockbuster Twilight Saga franchise, which has grossed more than $3.3 billion at the worldwide box office, to its current slate, giving the Company the two premier young adult franchises in the world.

Lionsgate's home entertainment business is an industry leader in box office-to-DVD and box office-to-VOD revenue conversion rate. Lionsgate handles a prestigious and prolific library of approximately 15,000 motion picture and television titles that is an important source of recurring revenue and serves as the foundation for the growth of the Company's core businesses.  The Lionsgate and Summit brands remain synonymous with original, daring, quality entertainment in markets around the world.

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For Lionsgate corporate information, please contact:
Peter D. Wilkes
310-255-3726
pwilkes@lionsgate.com

or

Kinley L. Cross
310-255-5114
kcross@lionsgate.com